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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934

             Information Statement pursuant to Rule 13d-1 and 13d-2

                              HealthTronics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   42222L-10-7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


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
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         JOHN WARLICK
         --------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                     (a) [_]
                                     (b) [_]

         --------------------------------------------------------------------------------

3.       SEC USE ONLY

         --------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES OF AMERICA

         --------------------------------------------------------------------------------

                           5.   SOLE VOTING POWER

 NUMBER OF                 1,031,400 Shares including 1,027,400 Shares held in
  SHARES                   spouse's name and 3,000 shares held by reporting
BENEFICIALLY               person as custodian for his children.
  OWNED BY
    EACH                   --------------------------------------------------------------
 REPORTING                 6.   SHARED VOTING POWER
  PERSON
    WITH                   None

                           --------------------------------------------------------------

                           7.   SOLE DISPOSITIVE POWER

                           1,031,400 Shares including 1,027,400 Shares held in spouse's name and 3,000 shares held by reporting person as custodian for his children.

                           --------------------------------------------------------------

                           8.   SHARED DISPOSITIVE POWER

                           None

                           --------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,031,400 Shares including 1,027,400 Shares held in spouse's name and 3,000 shares held by reporting person as custodian for his children.

         --------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                       [ ]

         --------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.4%

         --------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON

         IN

         --------------------------------------------------------------------------------


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ITEM 1. (A) NAME OF ISSUER

HealthTronics, Inc.

Item 1. (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

1841 WEST OAK PARKWAY, SUITE A
MARIETTA, GEORGIA 30062

ITEM 2. (A) NAME OF PERSON FILING.

JOHN WARLICK

ITEM 2. (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE.

512 KNOLL POINTE PARKWAY
WOODSTOCK, GEORGIA 30189

ITEM 2.(C)CITIZENSHIP.

UNITED STATES OF AMERICA.

ITEM 2(D) TITLE OF CLASS OF SECURITIES.

COMMON STOCK, NO PAR VALUE

ITEM 2(E) CUSIP NUMBER

42222L-10-7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-A (B) OR A3D-2 (B) CHECK WHETHER THE PERSON FILING IS A:

NOT APPLICABLE

ITEM 4. OWNERSHIP

(a)      Amount beneficially owned by reporting person as of  December 31, 2000:


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         1,031,400 Shares including 1,027,400 Shares held in spouse's name and
         3,000 shares held by reporting person as custodian for his children.

(b)      Percent of Class

         9.4%

(c)      Number of shares as to which such person has (see notes):

(i)               Sole power to direct the vote:

                  1,031,400 shares(1)(2)

(ii)              Shared power to vote or direct the vote:

                  None

(iii)             Sole power to dispose or direct the disposition of:

                  1,031,400 shares(1)(2)

(iv)              Shared power to dispose or direct the disposition of:

                  None

NOTES:

                  (1) includes 1,027,400 Shares held in spouse's name.

                  (2) includes 3,000 shares held by reporting person as custodian for his children.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


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Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not Applicable.

ITEM 10. CERTIFICATION.

Not Applicable.

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

/s/ John Warlick
----------------
(Signature)

John Warlick
----------------
(Name/Title)

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).